Exhibit 99.1

Quintiles Reports First Quarter 2014 Results

  Over $1.0 billion of service revenues representing 8.4% growth; Integrated Healthcare Services segment grew service revenues by 6.0% in the quarter
  Net new business wins of $1.27 billion representing a book-to-bill ratio of 1.27
  First quarter diluted adjusted EPS increased 39% to $0.68 and adjusted net income increased 58% to $90.9 million compared to the first quarter of 2013
  First quarter GAAP reported diluted EPS increased 66% to $0.68 and GAAP reported net income increased 87% to $90.2 million compared to the first quarter of 2013
  Increased full year 2014 service revenue guidance to $4.13 billion - $4.19 billion and increased diluted adjusted EPS guidance to $2.45 - $2.58 per share, representing growth of 16.7% to 22.9%

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--May 1, 2014--Quintiles Transnational Holdings Inc. (“Quintiles” or the “Company”) (NYSE: Q) today reported its financial results for the first quarter ended March 31, 2014.

For the three months ended March 31, 2014, the Company’s service revenues increased 8.4%, or $77.9 million compared to the same period last year at actual foreign exchange rates. The Company’s growth in service revenues, excluding the impact of foreign currency fluctuations (“constant currency”), was also 8.4% with 8.6% growth in the Product Development segment and 7.9% growth in the Integrated Healthcare Services segment.

Adjusted income from operations was $142.3 million in the first quarter of 2014, representing growth of 20.2% compared to the prior year quarter. The adjusted income from operations margin was 14.2%, representing 140 basis points of expansion compared to the same period last year. Adjusted net income was $90.9 million in the first quarter of 2014, representing growth of 57.8% compared to the same period last year. Diluted adjusted earnings per share was $0.68 in the quarter ended March 31, 2014, representing growth of 38.8% compared to the same period last year. Non-operating items contributed $0.04 per share in the current quarter.

Reported GAAP income from operations was $141.3 million, GAAP net income was $90.2 million and GAAP diluted earnings per share was $0.68 for the three months ended March 31, 2014. Reconciliations of the non-GAAP measures, including adjusted income from operations, adjusted net income and diluted adjusted earnings per share to the corresponding GAAP measures are attached to this press release.

Net new business of $1.27 billion representing a book-to-bill ratio of 1.27 was recorded in the quarter ended March 31, 2014. This net new business contributed to an ending backlog of $10.1 billion at March 31, 2014.

“We continued our momentum from the fourth quarter of 2013 and are off to a strong start in 2014,” said Tom Pike, chief executive officer. “Our Product Development segment continues to execute consistently on all fronts delivering 8.6% service revenue growth on a constant currency basis and our Integrated Healthcare Services segment returned to growth with constant currency service revenue growth of 7.9%. At the same time, we continued to execute on new business opportunities, passing another major milestone with a record $10.1 billion in backlog and strong net new business which resulted in a book-to-bill of 1.27 times service revenues.”

“We were recently named, in third-party research, as the preferred provider among small, mid-size and large biopharmaceutical customers for Phase II and III research for the second year in a row,” Pike continued. “We were also honored as the ‘Best CRO in Asia’ for the third consecutive time by the BioPharma Asia Industry. We believe these acknowledgements support the value proposition we bring to our customers as we help them improve their probability of success thereby contributing to the improvement of the healthcare landscape.”

The Product Development segment net new business totaled $1.01 billion in the quarter ended March 31, 2014 which translates into a book-to-bill ratio of 1.30. Product Development’s constant currency service revenue growth was 8.6%, or $60.8 million during the first quarter of 2014 compared to the same period last year. At actual foreign exchange rates, Product Development’s service revenues grew 9.1% compared to the same period last year to $770.8 million. The constant currency service revenue growth resulted from a volume-related increase in core clinical services in North America, growth in clinical trial support services, volume increases in global labs and the Novella acquisition in 2013, partially offset by the conclusion of a large clinical solutions project which was delivered throughout 2013. Product Development’s income from operations margin was 20.8% for the first quarter, representing an improvement of 200 basis points compared to the same period last year, attributed to operations and productivity improvements in clinical services and 130 basis points from favorable currency fluctuations.

The Integrated Healthcare Services segment net new business totaled $269 million which translates into a book-to-bill ratio of 1.15 for the quarter ended March 31, 2014. On a constant currency basis, Integrated Healthcare Services’ service revenues increased 7.9% during the first quarter of 2014 compared to the same period last year, primarily due to increases in Japan and North America as well as growth in real-world and late phase research services. At actual foreign exchange rates, Integrated Healthcare Services’ service revenues increased 6.0%, or $13.4 million, compared to the same period last year to $234.5 million including a $4.2 million or 1.9% unfavorable foreign currency impact. Integrated Healthcare Services’ income from operations margin was 3.8% for the first quarter.

General corporate and unallocated expenses were $27.3 million during the quarter ended March 31, 2014 compared to $21.8 million for the same period last year. General corporate and unallocated expenses were higher compared to the same period of 2013 primarily due to increased share-based compensation expense and an increase in marketing related expenses.

Interest expense was $24.7 million during the quarter ended March 31, 2014 compared to $36.0 million for the same period last year. Interest expense was lower than the same period in 2013 due to a decrease in the average debt outstanding and a lower interest rate.

Other income, net was $4.8 million during the quarter ended March 31, 2014 compared to $2.4 million for the same period last year. Other income, net was higher than the same period in 2013 primarily due to a $5.0 million gain from the sale of marketable securities.

The GAAP effective income tax rate was 30.5% for the quarter ended March 31, 2014 compared to 39.2% for the same period in 2013. The effective income tax rate for the three months ended March 31, 2014 was positively impacted by the Company’s change in assertion that the undistributed earnings of most of the Company’s foreign subsidiaries are indefinitely reinvested outside of the United States.

Equity in earnings of unconsolidated affiliates was $4.9 million during the quarter ended March 31, 2014 compared to a loss of $1.7 million for the same period last year. The increase was primarily due to unrealized gains in our NovaQuest Pharma Opportunities Fund investment.

Recent Events

In March 2014, the Company completed a secondary public offering of 15.0 million shares of common stock sold by certain shareholders of the Company at a price to the public for $52.00 per share. The underwriters also exercised their option to purchase an additional 2.25 million shares of common stock from the selling shareholders in March 2014. The Company did not sell any shares in the offering and did not receive any proceeds from the sale of the shares.

Financial Guidance

The Company has updated its full year 2014 guidance, which includes service revenues targeted between $4.13 billion and $4.19 billion, representing a constant currency growth range of 8.4% to 10.0%, and diluted adjusted earnings per share of $2.45 to $2.58 per share, representing growth of 16.7% to 22.9% with diluted GAAP earnings per share between $2.38 and $2.52 per share. The annual effective income tax rate is estimated to be approximately 30%. This financial guidance is based on the actual results for the first three month period of 2014 combined with our targets for the following nine months of 2014, assuming the March foreign currency exchange rates stay in effect for the remainder of the year and does not reflect the impact of any future equity repurchases.

Webcast & Conference Call Details

Quintiles will host a conference call at 8:00 a.m. EDT today to discuss its first quarter 2014 financial results. To participate, please dial +1 (855) 484-7367 or +1 (631) 259-7541 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible, live via webcast, on the Investors section of the Quintiles website at www.quintiles.com/investors. An archived replay of the conference call will be available online at www.quintiles.com/investors after 1:00 p.m. EDT today.

About Quintiles

Quintiles (NYSE: Q) is the world’s largest provider of biopharmaceutical development and commercial outsourcing services with a network of approximately 29,000 employees conducting business in approximately 100 countries. We have helped develop or commercialize all of the top-50 best-selling drugs on the market. Quintiles applies the breadth and depth of our service offerings along with extensive therapeutic, scientific and analytics expertise to help our customers navigate an increasingly complex healthcare environment as they seek to improve efficiency and effectiveness in the delivery of better healthcare outcomes. To learn more about Quintiles, please visit www.quintiles.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect, among other things, the Company’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, market trends or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “guidance,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Actual results may differ materially from the Company’s expectations due to a number of factors, including that most of the Company’s contracts may be terminated on short notice, and that the Company may be unable to maintain large customer contracts or to enter into new contracts; the Company may under-price its contracts, overrun its cost estimates, or fail to receive approval for or experience delays in documenting change orders; the historical indications of the relationship of backlog to revenues may not be indicative of their future relationship; the Company may be unable to maintain information systems or effectively update them; customer or therapeutic concentration could harm the Company’s business; the Company’s business is subject to risks associated with international operations, including economic, political and other risks such as compliance with a myriad of laws and regulations, complications from conducting clinical trials in multiple countries simultaneously and changes in exchange rates; the market for the Company’s services may not grow as the Company expects; government regulators or customers may limit the scope of prescription or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the Company may be unable to successfully develop and market new services or enter new markets; the Company’s failure to perform services in accordance with contractual requirements, regulatory standards and ethical considerations may subject it to significant costs or liability, damage its reputation and cause it to lose existing business or not receive new business; the Company’s services are related to treatment of human patients, and it could face liability if a patient is harmed; the Company’s effective income tax rate may fluctuate, which may adversely affect our operations, earnings and earnings per share; the Company may be unable to successfully identify, acquire and integrate businesses, services and technologies; and the Company has substantial indebtedness and may incur additional indebtedness in the future, which could adversely affect the Company’s financial condition. For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” in Quintiles’ annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 13, 2014, as such factors may be amended or updated from time to time in Quintiles’ periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Quintiles’ filings with the SEC. Unless legally required, the Company assumes no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

This press release includes adjusted EBITDA, adjusted income from operations, adjusted income from operations margin, adjusted net income and diluted adjusted earnings per share, each of which is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP measures provide useful supplemental information to management and investors regarding the underlying performance of the Company’s business operations and are more indicative of core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. These non-GAAP measures are performance measures only and are not measures of the Company’s cash flows or liquidity, nor are they alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors and potential investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Internet Posting of Information: The Company routinely posts information that may be important to investors in the 'Investors' section of the Company’s website at www.Quintiles.com. The Company encourages investors and potential investors to consult the Company’s website regularly for important information about the Company.

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2014	2013

Service revenues	$1,005,288	$927,435
Reimbursed expenses	302,558	301,406
Total revenues	1,307,846	1,228,841
Costs, expenses and other:
Costs of revenue, service costs	643,722	611,109
Costs of revenue, reimbursed expenses	302,558	301,406
Selling, general and administrative	219,242	199,302
Restructuring costs	1,008	1,859
Income from operations	141,316	115,165
Interest income	(1,255)	(452)
Interest expense	24,703	36,042
Other income, net	(4,844)	(2,382)
Income before income taxes and equity in earnings (losses) of unconsolidated affiliates	122,712	81,957
Income tax expense	37,389	32,118
Income before equity in earnings (losses) of unconsolidated affiliates	85,323	49,839
Equity in earnings (losses) of unconsolidated affiliates	4,891	(1,683)
Net income	90,214	48,156
Net (income) loss attributable to noncontrolling interests	(31)	153
Net income attributable to Quintiles Transnational Holdings Inc.	$90,183	$48,309

Earnings per share attributable to common shareholders:
Basic	$0.69	$0.42
Diluted	$0.68	$0.41
Weighted average common shares outstanding:
Basic	129,898	115,769
Diluted	133,040	118,740

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$741,381	$778,143
Restricted cash	3,373	2,712
Trade accounts receivable and unbilled services, net	948,453	924,205
Prepaid expenses	52,893	42,801
Deferred income taxes	92,856	92,115
Income taxes receivable	16,444	16,171
Other current assets and receivables	92,420	89,541
Total current assets	1,947,820	1,945,688
Property and equipment, net	195,852	199,578
Investments in debt, equity and other securities	37,628	40,349
Investments in and advances to unconsolidated affiliates	29,072	22,927
Goodwill	409,519	409,626
Other identifiable intangibles, net	289,094	298,054
Deferred income taxes	33,430	32,864
Deposits and other assets	119,477	117,711
Total assets	$3,061,892	$3,066,797

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$768,868	$861,805
Unearned income	511,441	538,585
Income taxes payable	46,697	35,778
Current portion of long-term debt and obligations held under capital leases	15,572	10,433
Other current liabilities	33,898	35,646
Total current liabilities	1,376,476	1,482,247
Long-term debt and obligations held under capital leases, less current portion	2,031,247	2,035,586
Deferred income taxes	35,565	37,541
Other liabilities	178,129	178,908
Total liabilities	3,621,417	3,734,282
Commitments and contingencies
Shareholders’ deficit:
Common stock and additional paid-in capital, 300,000 shares authorized, $0.01 par value, 130,049 and 129,652 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	495,917	478,144
Accumulated deficit	(1,054,998)	(1,145,181)
Accumulated other comprehensive loss	(393)	(376)
Deficit attributable to Quintiles Transnational Holdings Inc.’s shareholders	(559,474)	(667,413)
Deficit attributable to noncontrolling interests	(51)	(72)
Total shareholders’ deficit	(559,525)	(667,485)
Total liabilities and shareholders’ deficit	$3,061,892	$3,066,797

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Three Months Ended March 31,
	2014	2013
Operating activities:
Net income	$90,214	$48,156
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	29,088	24,640
Amortization of debt issuance costs and discount	1,595	2,875
Share-based compensation	7,221	4,473
Gain on disposals of property and equipment, net	(181)	(296)
(Earnings) loss from unconsolidated affiliates	(4,891)	1,683
Gain on investments, net	(5,268)	(12)
(Benefit from) provision for deferred income taxes	(1,587)	11,164
Excess income tax benefits on stock option exercises	(5,840)	(196)
Changes in operating assets and liabilities:
Change in accounts receivable, unbilled services and unearned income	(51,018)	(39,654)
Change in other operating assets and liabilities	(87,770)	(74,291)
Net cash used in operating activities	(28,437)	(21,458)
Investing activities:
Acquisition of property, equipment and software	(17,706)	(31,459)
Acquisition of business, net of cash acquired	(667)	—
Proceeds from disposition of property and equipment	418	659
Proceeds from sale of equity securities	5,861	60
Investments in and advances to unconsolidated affiliates, net of payments received	(1,224)	(4,377)
Change in restricted cash, net	(661)	(1,077)
Net cash used in investing activities	(13,979)	(36,194)
Financing activities:
Repayment of debt and principal payments on capital lease obligations	(334)	(34,304)
Exercise of stock options	5,916	149
Payroll taxes remitted on repurchase of stock options	(8,415)	—
Excess income tax benefits on stock option exercises	5,840	196
Net cash provided by (used in) financing activities	3,007	(33,959)
Effect of foreign currency exchange rate changes on cash	2,647	(21,824)
Decrease in cash and cash equivalents	(36,762)	(113,435)
Cash and cash equivalents at beginning of period	778,143	567,728
Cash and cash equivalents at end of period	$741,381	$454,293

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED SEGMENT OPERATIONS (in thousands) (unaudited)

	Three Months Ended March 31,
	2014	2013
Service revenues
Product Development	$770,828	$706,307
Integrated Healthcare Services	234,460	221,128
Total service revenues	1,005,288	927,435

Costs of revenue, service costs
Product Development	450,483	429,007
Integrated Healthcare Services	193,239	182,102
Total costs of revenue, service costs	643,722	611,109

Selling, general and administrative expenses
Product Development	159,685	144,625
Integrated Healthcare Services	32,276	32,781
General corporate and unallocated	27,281	21,896
Total selling, general and administrative expenses	219,242	199,302

Income from operations
Product Development	160,660	132,675
Integrated Healthcare Services	8,945	6,245
General corporate and unallocated	(27,281)	(21,896)
Restructuring costs	(1,008)	(1,859)
Total income from operations	$141,316	$115,165

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES RECONCILIATION OF GAAP TO NON-GAAP MEASURES (in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2014	2013
Adjusted EBITDA
Net income, as reported	$90,214	$48,156
Interest expense, net	23,448	35,590
Income tax expense	37,389	32,118
Depreciation and amortization	29,088	24,640
Restructuring costs	1,008	1,859
Management fees (1)	—	1,334
Other income, net	(4,844)	(2,382)
Equity in (earnings) losses from unconsolidated affiliates	(4,891)	1,683
Adjusted EBITDA	$171,412	$142,998

Adjusted Income from Operations
Income from operations, as reported	$141,316	$115,165
Restructuring costs	1,008	1,859
Management fees (1)	—	1,334
Adjusted income from operations	$142,324	$118,358

Adjusted Net Income
Net income, as reported	$90,214	$48,156
Net (income) loss attributable to noncontrolling interests	(31)	153
Restructuring costs	1,008	1,859
Management fees (1)	—	1,334
Tax effect of adjustments (2)	(247)	(1,183)
Other income tax adjustments (3)	—	7,301
Adjusted net income	$90,944	$57,620

Diluted weighted average common shares outstanding	133,040	118,740
Diluted adjusted earnings per share	$0.68	$0.49

(1) Management fees were previously paid to affiliates of certain of the Company’s shareholders pursuant to a management agreement.

(2) The tax effect of adjustments was based on the income tax rate of the respective transactions, which was 38.5%, with the exception of restructuring costs which were tax effected at 24.5% during the current quarter compared with 36.0% in the 2013 quarter.

(3) During the second quarter of 2013, the Company changed its assertion regarding the earnings of most of its foreign subsidiaries and now considers them indefinitely reinvested outside of the United States. The first quarter of 2013 adjustment is to treat the quarter as if the Company was already considered to be indefinitely reinvested in most of its foreign subsidiaries as of the beginning of the year in order to have better comparability.

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued) (in millions, except per share data) (unaudited)
Reconciliation of GAAP to Non-GAAP Full Year 2014 Guidance

Adjusted Net Income and Diluted Adjusted Earnings Per Share
	Adjusted Net Income			Diluted Adjusted Earnings Per Share
	Low		High	Low		High
Net income and diluted earnings per share	$318	–	$337	$2.38	–	$2.52
Restructuring costs	14	–	12	0.10	–	0.09
Tax effect of adjustments	(4)	–	(4)	(0.03)	–	(0.03)
Adjusted net income and diluted adjusted earnings per share	$328	–	$345	$2.45	–	$2.58

Restructuring costs are tax effected at approximately 30.0%.

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CONTACT:
Quintiles
Mari Mansfield, Media Relations, mari.mansfield@quintiles.com,
919-998-2639 (office) 919-259-3298 (mobile)
or
Karl Deonanan, Investor Relations InvestorRelations@quintiles.com,
919-998-2789